Exhibit 5.2

October 19, 2026

NorthStar Earth & Space Enterprises, Inc.

384 Rue Saint-Jacques, Suite 300

Montréal, Québec H2Y 1S1

Re: NorthStar Earth & Space Enterprises, Inc. – Post-Effective Amendment No. 2 to Registration Statement on Form F-4 (File No. 333-297008)

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NorthStar Earth & Space Enterprises, Inc. (the “Company”) in connection with the business combination agreement (as amended by amendments dated May 15, 2026 and July 15, 2026, the “Business Combination Agreement”) dated April 16, 2026 among NorthStar Earth & Space Inc. (“NorthStar”), Viking Acquisition Corp. I (“SPAC”), and Viking NS Amalgamation Corp. (“NewCo”) pursuant to which, among other things, (i) SPAC continued as a corporation existing under the Canada Business Corporations Act (the “CBCA”) (the “Continuation”), (ii) SPAC, NorthStar and NewCo effected an arrangement under Section 192 of the CBCA (the “Arrangement”) in accordance with a court approved plan of arrangement (the “Plan of Arrangement”) pursuant to which, among other things, NewCo and NorthStar amalgamated to form one corporate entity, and (iii) the other transactions contemplated by the Business Combination Agreement, including a concurrent private placement (the “PIPE Financing”) of common shares and warrants, were consummated (collectively, the “Business Combination”). The Business Combination was completed on October 1, 2026 (the “Closing Date”).

We are providing this opinion in connection with Post-Effective Amendment No. 2 (the “Amendment”) to the registration statement on Form F-4 (File No. 333-297008) (as amended, including by the Amendment, the “Registration Statement”) filed by the Company, as successor to SPAC, with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to, among other things, (i) the common shares in the capital of the Company (“New NS Common Shares”) held by the former shareholders of SPAC following the Business Combination (the “Registered New NS Common Shares”), (ii) the warrants to acquire New NS Common Shares held by the former holders of warrants of SPAC following the Business Combination (the “Registered New NS Warrants”), which are governed by the Amended and Restated Public Warrant Agreement and the Amended and Restated Private Warrant Agreement, each dated as of the Closing Date, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (collectively, the “Warrant Agreements”), and (iii) the New NS Common Shares issuable upon the exercise of such warrants (the “Warrant Shares”).

Documentary Review; Reliances

We have participated in the preparation of or examined copies of the following documents:

(a)	the Registration Statement;

(b)	the Business Combination Agreement;

(c)	the Plan of Arrangement;

(d)	the final order of the Superior Court of Québec (Commercial Division) dated September 4, 2026, approving the Arrangement; and

(e)	the Warrant Agreements.

For the purposes of this opinion, we have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Corporate Documents”):

(a)	a certificate of an officer of the Company dated the date hereof (the “Officer’s Certificate”), with respect to the constating documents of the Company and certain factual matters relating to the Company;

(b)	the certificate and articles of continuance of the Company attached to the Officer’s Certificate;

(c)	the certificate and articles of arrangement of the Company attached to the Officer’s Certificate;

(d)	the by-laws of the Company attached to the Officer’s Certificate; and

(e)	certain resolutions of the directors and shareholders of the Company attached to the Officer’s Certificate.

We have relied upon the Corporate Documents as to the matters provided for in them, without independent investigation, verification or inquiry, for purposes of providing our opinions expressed below. We have not conducted any independent enquiries or investigations in respect of the opinions expressed below.

Assumptions

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e)	all facts set forth in the certificates supplied by officers or directors, as applicable, of the Company including, without limitation, the Officer’s Certificate, are complete, true and accurate as of the date hereof;

(f)	the Continuation was completed in accordance with the Companies Act (As Revised) of the Cayman Islands, and all approvals of the directors and shareholders of SPAC required under the laws of the Cayman Islands and the constating documents of SPAC in respect of the Business Combination, including the Continuation and the Plan of Arrangement, were duly obtained;

(g)	the Registration Statement, including the Amendment, has become or will become effective under the Securities Act and complies with all applicable laws;

(h)	the Business Combination Agreement and each Warrant Agreement have been duly authorized, executed and delivered by, and is a legal, valid and binding agreement of, each of the parties to it, enforceable against each of them in accordance with its terms under the laws of the State of New York;

(i)	the terms used in the Business Combination Agreement and the Warrant Agreements have the same meanings under the laws of the province of Québec as they do under the laws of the State of New York and would be interpreted and understood under the laws of the province of Québec in the same way as they are interpreted and understood under the laws of the State of New York;

(j)	performance of obligations under the Business Combination Agreement, the Registered New NS Warrants or the Warrant Agreements would not be illegal under the law of the place of performance if that is a place other than the province of Québec; and

(k)	with respect to all issuances of New NS Common Shares contemplated in our opinions expressed below, at the time of any such issuance, no order will have been issued by any applicable regulatory authority or other regulatory body having jurisdiction or any court having the effect of “cease trading” or otherwise restricting such issuance.

Practice Limitation

Our opinions below are expressed only with respect to the laws of the provinces of Québec and Ontario (the “Jurisdictions”) and of the laws of Canada applicable in the Jurisdictions. Any reference to the laws of the Jurisdictions includes the laws of Canada that apply in the Jurisdictions. Without limitation, no opinion is expressed herein with respect to the qualification of the Registered New NS Common Shares or the Registered New NS Warrants under the securities or blue sky laws of any state or any other jurisdiction.

Separate Opinion as to U.S. Matters

The Company has separately received an opinion from Greenberg Traurig, LLP, U.S. counsel to the Company, with respect to the Registered New NS Warrants, which opinion is filed as Exhibit 5.1 to the Amendment. We have not independently considered the matters covered by such opinion and we express no opinion on the matters contained therein, including as to the validity, binding effect or enforceability of the Registered New NS Warrants or the Warrant Agreements.

Date of Review; No Obligation to Update

Our opinions are expressed with respect to the laws of the Jurisdictions in effect on the date of this opinion. We have no responsibility or obligation to (a) update this opinion, (b) take into account or inform the addressee or any other person authorized to rely on this opinion of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (c) advise the addressee or any other person of any other change in any matter addressed in this opinion.

Opinions

Based and relying upon the foregoing, and subject to the assumptions, qualifications and limitations set forth in this opinion, we are of the opinion that:

1.	The Registered New NS Common Shares issued and outstanding on the date hereof have been duly authorized and are validly issued as fully paid and non-assessable common shares of the Company.

2.	The Warrant Shares issuable upon exercise of the Registered New NS Warrants have been reserved for issuance and will, upon their issuance in accordance with the terms of the Warrant Agreements and upon payment of the applicable exercise price, be validly issued as fully paid and non-assessable common shares of the Company.

Qualifications

Where our opinions refer to Registered New NS Common Shares as being “fully paid and non-assessable”, such opinions assume that all required consideration (in whatever form) has been or will be paid or provided and no opinion is expressed as to the adequacy of any such consideration paid or provided.

Consent

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Amendment and to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP

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